Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, please contact:
Jack Pacheco
Vice President and Chief Financial Officer
SMART Modular Technologies (WWH), Inc.
+1.510.624.8134
SMART Modular Technologies (WWH), Inc. Reports
Fourth Quarter and Full Fiscal Year 2005 Financial Results
FREMONT, California, October 6, 2005 — SMART Modular Technologies (WWH), Inc. (“SMART”) today reported financial results for its fourth quarter and full fiscal year 2005.
Net sales for the fourth quarter of fiscal 2005 were $141.6 million, or an 11% decrease from $159.6 million for the fourth quarter of fiscal 2004. Net sales for fiscal 2005 totaled $607.3 million, or a 32% decrease from $892.8 million for fiscal 2004.
Gross profit for the fourth quarter of fiscal 2005 was $29.8 million, or a 48% increase from $20.2 million for the fourth quarter of fiscal 2004. Gross profit for fiscal 2005 totaled $101.3 million, or a 16% increase from $87.0 million for fiscal 2004.
Net income for the fourth quarter of fiscal 2005 was $8.6 million, or a 291% increase from $2.2 million for the fourth quarter of fiscal 2004. Net income for fiscal 2005 was $26.2 million compared to a net loss of $29.8 million for fiscal 2004.
About SMART
SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and/or embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. SMART’s Display Products Group designs, manufactures and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See http://www.smartm.com for more information.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	August 26,	August 27,	August 26,	August 27,
	2005	2004	2005	2004
Net sales	141,608	159,583	607,299	892,848
Cost of sales	111,805	139,416	505,983	805,818

Gross profit	29,803	20,167	101,316	87,030

Operating expenses:
Research and development	2,772	2,869	9,697	13,459
Selling, general and administrative	13,913	13,080	49,224	48,518
Impairment of goodwill	—	—	—	43,302
Restructuring and impairment costs	—	1,119	880	7,524

Total operating expenses	16,685	17,068	59,801	112,803

Income (loss) from operations	13,118	3,099	41,515	(25,773)
Interest expense, net	(2,717)	(619)	(6,998)	(757)
Other income	25	632	481	303

Total other (expense) income, net	(2,692)	13	(6,517)	(454)
Income (loss) before provision for income taxes	10,426	3,112	34,998	(26,227)
Provision for income taxes	1,781	898	8,802	3,556

Net income (loss)	$8,645	$2,214	$26,196	$(29,783)

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
(Unaudited)
(In thousands)

	August 26,	August 27,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$75,970	$36,747
Short term investments	5,071	—
Accounts receivable, net of allowance of $2,629 and $3,267 as of August 26, 2005 and August 27, 2004, respectively	144,760	170,415
Inventories	53,122	47,405
Prepaid expenses and other current assets	9,459	1,685

Total current assets	288,382	256,252
Property and equipment, net	11,309	12,630
Goodwill	2,248	—
Intangible assets	9,142	16,990
Other non-current assets	9,980	1,543

Total assets	$321,061	$287,415

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$125,305	$129,597
Accrued expenses and other current liabilities	29,912	20,155
Advance from customer	1,000	5,000
Revolving line of credit	—	52,444

Total current liabilities	156,217	207,196
Long term debt	125,000	—
Derivative instruments	100	—
Non-current deferred tax liability	861	3,625

Total liabilities	282,178	210,821

Shareholder’s equity:
Common stock	8,145	8,145
Preferred stock	—	65,140
Contributed capital	1,353	—
Deferred stock-based compensation	(1,126)	—
Accumulated other comprehensive income (loss)	900	(106)
Retained earnings	29,611	3,415

Total shareholder’s equity	38,883	76,594

Total liabilities and shareholder’s equity	$321,061	$287,415

END

3